EXHIBIT 10.1

Amendment One to Employment Agreement

           This Amendment One (the “Amendment”) to that certain Employment Agreement dated July 8, 2013 by and between Globe Specialty Metals, Inc. (the “Company”) and Stephen Lebowitz (“Executive”) is entered into this [21st] day of August, 2013. Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.

           WHEREAS, the Company and the Executive desire to amend the Agreement as set forth herein.

           NOW THEREFORE, in consideration of the mutual covenants set forth herein, the parties agree as follows:

           1. The following Section 4(g):

(g)  In Connection with a Change of Control. If Executive’s employment is terminated  during the Protection Period by the Company other than for Cause, Disability or as a result of Executive’s death, or if Executive terminates his employment during the Protection Period for Good Reason, the Company shall pay Executive the amounts provided in Section 4(c), except that the words “one and a half” shall replace the word “one” in clauses (ii)(x) and (y) of the definition of “Severance Payments” contained therein.  Such amounts shall be paid pursuant to the Release provisions and payment terms provided in Section 4(c).  If, after the date of Executive’s employment termination, his employment termination is determined to have occurred during the Protection Period, any amounts payable pursuant to this Section 4(g) as a result of such employment termination shall be paid without duplication of (and shall be offset by) amounts previously paid to Executive (if any) pursuant to Section 4(c) or 4(f), as applicable.

shall be replaced in its entirety with this new Section 4(g), as amended:

(g)  In Connection with a Change of Control. If Executive’s employment is terminated  during the Protection Period by the Company other than for Cause, Disability or as a result of Executive’s death, or if Executive terminates his employment during the Protection Period for Good Reason, the Company shall pay Executive the amounts provided in Section 4(c), except that the words “one and a half times the Average Annual Compensation” shall replace clauses (ii)(x) and (y) of the definition of “Severance Payments” contained therein.  Such amounts shall be paid pursuant to the Release provisions and payment terms provided in Section 4(c).  If, after the date of Executive’s employment termination, his employment termination is determined to have occurred during the Protection Period, any amounts payable pursuant to this Section 4(g) as a result of such employment termination shall be paid without duplication of (and shall be offset by) amounts previously paid to Executive (if any) pursuant to Section 4(c) or 4(f), as applicable.

           2. All remaining terms and conditions of the Agreement shall remain in full force and effect.

           In witness whereof, the parties hereto have signed this Agreement as of the date first set forth above.

                                                                           Globe Specialty Metals, Inc.

                                                                           By: /s/ Jeff Bradley
                                                                           Name: Jeff Bradley
                                                                           Title: Chief Execuitive Officer

                                                                           /s/ Stephen Lebowitz
                                                                           Stephen Lebowitz